Exhibit 99.1

NEWS RELEASE

NASDAQ BOARD GRANTS RAMBUS EXTENSION FOR CONTINUED LISTING

Company Receives Additional Nasdaq Notice of Non-Compliance

LOS ALTOS, Calif. – August 22, 2007 – Rambus Inc. (Nasdaq:RMBS) today announced that on August 17, 2007, the Board of Directors of The NASDAQ Stock Market LLC (“Nasdaq Board”) informed the Company that it had granted the Company until October 17, 2007 to file all delinquent periodic reports necessary for Rambus to regain compliance with its Nasdaq listing requirements. If the Company has not regained compliance by October 10, 2007, the Nasdaq Board has directed the Nasdaq staff to discuss with the Company any reasons for such continued delay and provide an update to the Nasdaq Board.

Also on August 17, 2007, the Company received a notice of non-compliance from the Nasdaq staff in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Previously on August 8, 2007, Rambus filed a Form 12(b)-25 with the Securities and Exchange Commission indicating that it would be unable to timely file its Form 10-Q for the quarter ended June 30, 2007.

Rambus intends to file its Form 10-K and required Forms 10-Q as soon as practicable following the completion of its restatement of prior financials to reflect the findings of the Audit Committee’s independent review of the Company’s historical stock option granting practices and related accounting. As previously disclosed, the Company estimates that the charge for all stock option related issues will be approximately $170 million to be booked as a non-cash, pre-tax charge from 1997 through 2005. A further approximately $20 million non-cash charge may be recognized between 2006 and 2009 as the older mis-priced options vest.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s financial restatements and the Audit Committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on NASDAQ, or the outcome of the Audit Committee’s independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com